EXHIBIT 5.1

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

1200 Seaport Blvd.

Redwood City, CA 94063

January 6, 2012

Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, CA 94043

Re:     Hansen Medical, Inc. (the “Company”) Registration Statement

          on Form S-8 for 3,515,090 Shares of Common Stock

Ladies and Gentlemen:

We refer to your registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) in connection with the registration of (i) 2,405,090 shares of Common Stock (the “Incentive Plan Shares”) issuable in the aggregate under the 2006 Equity Incentive Plan (the “Incentive Plan”), (ii) 750,000 shares of Common Stock (the “Purchase Plan Shares”) issuable under the 2006 Employee Stock Purchase Plan (the “Purchase Plan”) and (iii) 360,000 shares of Common Stock (the “Mariani Shares”) issuable under a Non-Plan Option Agreement between the Company and Peter Mariani (the “Mariani Option”). The Incentive Plan Shares, the Purchase Plan Shares and the Mariani Shares are collectively referred to as the “Shares”.

As your counsel, we have examined such matters of fact and questions of law as we have deemed necessary in order to render the opinion set forth herein. In connection with our opinion expressed below, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We express no opinion as to matters governed by any laws other than the laws of the Delaware General Corporation Law and the federal laws of the United States.

Based upon and subject to the foregoing, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the applicable provisions of the Incentive Plan, the Purchase Plan or the Mariani Option (as applicable), and in accordance with the Registration Statement, such Shares will be validly issued, fully paid and nonassessable shares of the Company’s Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP